U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940.

____ Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1. Name and Address of Reporting Person       Rick Tuberosa
                                              6507 King Palm Way
                                              Apollo Beach, FL  33572

2. Issuer Name and Ticker or Trading Symbol   Network Systems International,
                                              Inc. (NESI)

3. IRS Number of Reporting Person, if an
   Entity (Voluntary)                         ###-##-####

4. Statement for Month, Year                  May 31,1999

5. If Amendment, Date of Original             N/A

6. Relationship of Reporting Person to        Director
   Issuer  (Check all applicable)

7. Individual or Joint/Group Filing           _x_ Form filed by one Reporting
    (Check Applicable Line)                       Person
                                              ___ Form filed by more than one
                                                  Reporting Person

Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security                          Common Stock

2. Transaction Date (Month/Day/Year)          May, 1999

3. Transaction Code (Instr. 8)                Code:  P

4. Securities Acquired (A) or Disposed        Amount: 2,882 shares
   of (D)                                     (A) or (D) A
                                              Price:  $4.25 - 5.50

5. Amount of Securities Beneficially
   Owned at End of Month                      63,129

6. Ownership form:
   Direct (D) or Indirect (I)                 (I) 63,129

7. Nature of Indirect                         Mr. Tuberosa is owner - operator
   Beneficial Ownership                       and majority shareholder of Palm
                                              State Equities, Inc. and holds
                                              the stock as beneficial owner
                                              of such shares

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security               N/A

2. Conversion or Exercise Price of Derivative
   Security

3. Transaction Date (Month/Day/Year)


4. Transaction Code                           Code:
                                              V:

5. Number of Derivative Securities
   Acquired (A) Or Disposed of (D)

6. Date Exercisable and Expiration Date       Date Exercisable:
   (Month/Day/Year)                           Expiration Date:

7. Title and Amount of Underlying             Title:
   Securities                                 Amount of Number of Shares:

8. Price of Derivative Security

9. Number of Derivative Securities
   Beneficially Owned at End of Month

10. Ownership form of Derivative Security:
    Direct (D) or Indirect (I)

11. Nature of Indirect Beneficial Ownership



Signature of Reporting Person

____________________________________________
Rick Tuberosa
Date:  6/8/99